Jason M. Montague
Executive Vice President and Chief Financial Officer

March 8, 2013

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:    Notice of Disclosure Filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Seven Seas Cruises S. DE R.L. has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on March 8, 2013. This disclosure can be found on page 45 on the Annual Report on For 10-K and is incorporated by reference herein.

Very truly yours,

Seven Seas Cruises, S. DE R.L.

By: /s/ Jason M. Montague
Name: Jason M. Montague
Title: Vice President and Chief Financial Officer